Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chembio Diagnostics, Inc.
Medford, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-69460, No. 333-141555, No. 333-151785, and No. 333-203633) of Chembio Diagnostics, Inc. and subsidiary of our report, dated March 8, 2016 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Melville, New York

March 8, 2016